EXHIBIT 99.1
Press Release (WA)

Western Asset Management Company Announces Leadership Transition

Michael Buchanan named Chief Investment Officer

Ken Leech on leave of absence

PASADENA, CA / [BUSINESS WIRE] / [August 21, 2024] / Western Asset Management Company (“Western Asset” or the “Company”), a global manager of active fixed-income solutions, announced today that it has appointed Michael Buchanan to Chief Investment Officer. Mr. Buchanan had served as co-Chief Investment Officer with Ken Leech, who is on a leave of absence, effective immediately.

In line with the Company’s succession plan, Mr. Buchanan has been elevated to Chief Investment Officer. Along with his responsibilities as Chief Investment Officer, Mr. Buchanan has assumed leadership of all global investment management responsibilities.

With nearly two decades at the Company and over three decades of industry expertise, Mr. Buchanan has helped lead the Company’s Global and US Strategy Committees and has had direct oversight of the Company’s global investment teams, including global macro and all sector teams. Prior to Western Asset, Mr. Buchanan served as Managing Director and Head of US Credit Products at Credit Suisse Asset Management and as Executive Vice President and Portfolio Manager at Janus Capital Management.

“We are confident Mike’s leadership, extensive experience, and deep commitment to Western Asset will ensure not only a seamless transition, but also that our clients and our team are in good hands,” said President and CEO Jim Hirschmann. “Mike has played an integral role in Western Asset’s strategy and growth, and we look forward to having him lead the next chapter of our storied investment team.”

“I look forward to continuing to lead our dedicated and talented team in delivering long-term investment growth for our valued clients,” said Mr. Buchanan. “Western Asset will continue to capitalize on dynamic market conditions to maintain our industry-leading position for years to come.”

As disclosed in the 10-Q filed by Franklin Resources in July, the Company launched an internal investigation into certain past trade allocations involving treasury derivatives in select Western Asset-managed accounts. The Company is also cooperating with parallel government investigations. Mr. Leech recently received a Wells Notice from the Staff of the U.S. Securities and Exchange Commission, and is on a leave of absence to focus on this matter. The Company will take action as warranted based on any findings after the conclusion of its investigation.

In light of Mr. Leech’s leave of absence, the Company has determined that closing its Macro Opportunities strategy (approximately $2.0 billion in AUM as of 7/31/2024) is in clients’ best interests.

About Western Asset Management Company

For over half a century, Western Asset has delivered long-term fundamental value investment solutions to our clients. With over $381.1 billion in client assets under management and deep experience across the range of fixed-income sectors, Western Asset is recognized as one of the world’s leading fixed-income managers. For more information, go to westernasset.com.

Media Contact

Jeaneen Terrio
+1 212-632-4005
jeaneen.terrio@franklintempleton.com